Exhibit 4.8

English Translation
Non-Competition Commitment Letter
TO: Linkage Technologies International Holdings Limited, Linkage Technology (Nanjing) Co., Ltd., Suzhou United New Science and Technology Corporation (hereinafter referred to as “the Company” respectively or collectively)
A.	To avoid business competition between the Company and us, we hereby irrevocably undertake and guarantee as follows:
1.	We, our current/future wholly-invested subsidiaries, controlled subsidiaries of which more than 25% equity is held by us (not including 25%), and other companies substantially controlled by us, whether through equity or contractual arrangement (hereinafter referred to as the “Affiliates”) may not, directly or indirectly, participate in, engage in or operate Competitive Business, in the People’s Republic of China and/or elsewhere with the Company and/or any subsidiary in the same industry. For purposes of this Commitment Letter, the term “company” or “companies” shall include such economic organizations as limited liability company, joint stock limited partnership, individually-invested enterprise, partnership, joint venture or associated enterprise. Competitive Business means software application solutions and other related IT services which the Company and any affiliates of the Company currently provide or will provide to telecom operators inside or outside of the People’s Republic of China, including but not limited to software development, upgrade, maintenance and other related IT consulting and system integration businesses.

2.	We or any of our Affiliates do not and will not, on an individual basis nor by cooperating with other individuals, legal entities (enterprises or corporations), partnerships or organizations (including profitable or non-profitable organizations) in any form, including but not limited to joint operation, establishment of an equity joint venture or a contractual joint venture, partnership, leasing operation, agency, joint-stock companies or loans, in capacity as principal, trustee or otherwise (including not appointing any representative as director, supervisor or other senior manager in any company which operates any Competitive Business), directly or indirectly, invest in, participate in, engage in and/or operate any Competitive Business inside and outside of the People’s Republic of China. We or any of our Affiliates may not engage in any business or take any actions which may adversely affect the interest of the Company.

3.	If we or any of our Affiliates obtains or may obtain any business opportunity relating to Competitive Business, we or our Affiliates shall immediately notify the Company and actively assist the Company and/or any affiliates of the Company in acquiring those business opportunities at most favorable terms available to the us or our Affiliates.

4.	We shall cause and ensure that employees or agents of us or our Affiliates will not, directly or indirectly, be:

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(i)	employed by or in any other manner, engage in or plan to engage in any Competitive Business;

(ii)	solicit or in a competitive manner deal with any customers doing business with the Company or any organization which which the Company is negotiating with or developing business relationships with;

(iii)	solicit, allure, or attempt to solicit or allure any director, executive, senior management or salesperson who is employed or hired in any other manner by the Company to depart the Company, regardless of whether such departure will be in breach of their respective employment agreements.
B.	We will compensate the Company and/or its affiliates for any fees, damages, loss or any other expenses, including litigation and legal fees incurred due to and/or in connection with our breach of any terms in this Commitment Letter.

C.	We agree that the terms in this Commitment Letter are reasonable and necessary for protecting the interests and related business of the Company. We agree that this Commitment Letter does not impose any unduly harsh requirements upon us. Therefore, if a court deems that any part of this Commitment Letter is beyond the reasonable scope of protecting the interests of the Company, resulting in certain terms herein being limited, deleted or modified, such limitations will take effect, and necessary deletions and modifications will take effect and not affect the reasonableness or validity of this Commitment Letter.

D.	This Commitment Letter shall be governed by the laws of People’s Republic of China and shall be legally binding on us.

E.	This Commitment Letter shall take effect upon affixation of seal by the undersigned.
     Undertaken hereby.

By:	/Seal/ Lianchuang Technology Company Limited
Lianchuang Technology Company Limited

Legal Representative: /s/ Libin Sun
July 28, 2009

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